POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the person whose signature appears below, being a director or officer of Pruco Life Insurance Company ("Pruco Life"), constitutes and appoints Michael A. Pignatella, Christopher J. Madin and Jacob Manzoor, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, and to do any and all things and execute any and all instruments that such attorneys-in-fact may deem necessary or advisable under any rules, regulations and requirements of the U.S. Securities and Exchange Commission, in connection with where applicable: Registration statements of the appropriate forms prescribed by the Securities and Exchange Commission, and any other periodic documents and reports required under the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all amendments thereto executed on behalf of Pruco Life filed with the Securities and Exchange Commission for the Registrations listed on Schedule A.

IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of March 2025.

/s/ Alan M. Finkelstein Alan M. Finkelstein Director and Treasurer

/s/ Scott E. Gaul Scott E. Gaul Director and Vice President

/s/ Bradley O. Harris Bradley O. Harris Director

/s/ Salene Hitchcock-Gear Salene Hitchcock-Gear Director

/s/ Dylan J. Tyson Dylan J. Tyson Director, President, and Chief Executive Officer

IN WITNESS WHEREOF, I have hereunto set my hand this 4th day of April 2025.

/s/ Markus Coombs Markus Coombs Director, Chief Financial Officer, Chief Accounting Officer, and Vice President

IN WITNESS WHEREOF, I have hereunto set my hand this 5th day of April 2025.

/s/ Reshma V. Abraham Reshma V. Abraham Director and Vice President

Schedule A

The Pruco Life Variable Appreciable Account [Reg. No. 811-03971] and flexible premium variable life insurance contracts [Reg. No. 002-89558, Reg. No. 333- 252984, and Reg. No. 333-07451], to the extent they represent participating interests in said Account;
The Pruco Life PRUvider Variable Appreciable Account [Reg. No. 811-07040] and variable life insurance contracts [Reg. No. 033-49994 and Reg. No 333-253942], to the extent they represent participating interests in said Account;

The Pruco Life Variable Universal Account [Reg. No. 811-05826] and flexible premium variable universal life insurance contracts [Reg. No. 333-94117, Reg. No. 333-49332, Reg. No. 033-29181, Reg. No. 033-38271, Reg. No. 333-85115, Reg.
No. 333-100057, Reg. No. 333-109284, Reg. No. 333-112808, Reg. No. 333-
158634, Reg. No. 333-205092, Reg. No. 333-215544, Reg. No. 333-225953, Reg.
No. 333-229276, Reg. No. 333-237297, Reg. No. 333-252985, and 333-265486],
to the extent they represent participating interests in said Account;

The Pruco Life Variable Insurance Account [Reg. No. 811-03603] and scheduled premium variable life insurance contracts [Reg. No. 002-80513 and Reg. No. 333- 253928], to the extent they represent participating interests in said Account;

Pruco Life Insurance Company Index-Linked Allocation Investment Options [Reg. No. 333-265507 and Reg. No. 333-281814].

The Pruco Life Variable Appreciable Account [Reg. No. 811-03971] and flexible premium variable life insurance contracts [Reg. No. 002-89558, Reg. No. 333-252984, and Reg. No. 333-07451], to the extent they represent participating interests in said Account;